Exhibit 4.9

[Confidential]

English Translation of Share Acquisition Agreement

March 2021

Share Acquisition Agreement

This Agreement was signed in Shenzhen on March 29, 2021 by the following parties:

Acquirer:

TAOPING HOLDINGS LIMITED (hereinafter referred to as “TAOPING HOLDINGS”); BVI registration number [1005693],

Legal representative: [Xian Zhang].

TAOPING INC. (hereinafter referred to as “TAOPING”); BVI registration number [1718210],

Legal representative: [Jianghuai Lin].

Transferor:

GENIE GLOBAL LIMITED (hereinafter referred to as “GENIE”), with its registered address at [UNIT 511 SINCERE BLDG 83 ARGYLE ST MONGKOK KOWLOON, HONG KONG],

Legal representative: [Cho Kwai Shun]

Target Company:

Render Lake Tech Ltd. (hereinafter referred to as “Renderlake”), with its registered address at [55 Wetherby Circle Markham ONL3T7R6, CANADA],

Legal representative: Zhibin Wang

Whereas:

1.	TAOPING is a publicly traded company listed on the NASDAQ stock market in the United States, with the trading symbol: TAOP, registered in the British Virgin Islands, with the registration number of [1718210].

2.	TAOPING HOLDINGS is a BVI company registered in the British Virgin Islands, which is a holding subsidiary of TAOPING, with the registration number of [1005693].

3.	The Target Company is a limited liability company legally established and validly existing under the laws of Ontario, Canada with the registration number of [1168575-9], and 100% of the shares of the Target Company are held by the Transferor currently.

4.	The Transferor intends to transfer 51% of its shares in the Target Company to TAOPING HOLDINGS and TAOPING HOLDINGS intends to purchase the said shares. TAOPING HOLDINGS will hold 51% of the shares of the Target Company upon completion of this Transaction.

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In order to clarify the rights and obligations of the parties and protect the legitimate rights and interests of the parties, on the basis of equality and mutual benefit and consensus, and in accordance with the principles of fairness, justice and reasonableness, the parties have reached the following agreement with respect to This Transaction and shall jointly comply with it.

1	Definitions and Interpretation

1.1	In this Agreement, unless otherwise expressly provided or the context clearly requires, each of the following terms shall have the following definitions.

TAOPING HOLDINGS:	means TAOPING HOLDINGS LIMITED;

Transferor:	means the Transferor [GENIE GLOBAL LIMITED] of the Target Company;

Target Company:	means Render Lake Tech Ltd.;

Subsidiary Companies:	means the related companies whose financial statements can be consolidated by the Target Company in accordance with Accounting Standards for Business Enterprises of the United States;

This Transaction:	means 51% of the shares of the Target Company held by the Transferor to be acquired by TAOPING HOLDINGS;

Underlying Assets:	means 51% of the shares of the Target Company held by the Transferor in this Transaction;

This Agreement:	with the base date of evaluation: March 31, 2021

Appraisal Agency:	means the third party professional organization engaged by TAOPING HOLDINGS to evaluate the financial position of the Target Company as of the base date of evaluation for the purpose of This Transaction.

Settlement Day:	means the date on which the Underlying Assets have completed the settlement procedures as agreed under Article 5.1 of this Agreement;

Management Team:	means the management and core employees of the Target Company;

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Main Business:	means the [Cloud Gaming, Cloud Desktop, Cloud Rendering and Cloud Hashrate related businesses] that the Target Company is currently engaged in;

Material Adverse Effect:	means any (A) event, fact, condition, change or effect that has or may have a material adverse effect on the management, operation, development, results of operation, financial or other conditions, property (including intangible property), assets (including intangible assets), administration, liabilities or business prospects of the Target Company and its subsidiary companies; or (B) event, fact, condition, change or effect that has or may have a material adverse effect on TAOPING HOLDINGS’s interest under this Agreement, or on either party’s ability to perform its respective obligations hereunder;

Related Parties:	means (with respect to any particular institution or person) any other institution or person that directly or indirectly controls the institution or person, is controlled by the institution or person, or is controlled by another institution or person together with the institution or person. The term “control” means ownership of more than fifty percent (50%) of the registered capital of a business or other entity, or the power to appoint legal representatives, general managers or other key personnel of a business or other entity, or the power to determine the financial and operating policies of a business or other entity;

Laws and Regulations:	The laws, regulations, administrative rules or other generally legally binding normative documents currently in force in Hong Kong, the British Virgin Islands and Canada, including such documents as may be modified, amended, supplemented, interpreted or reformulated from time to time;

1.2	Unless any other provision of this Agreement contains any express provision to the contrary, the period determined or decided under this Agreement for the performance of any act or thing shall be calculated in accordance with the following provisions:

1.2.1	The “Days” in this Agreement means the natural days and includes legal holidays;

1.2.2	The “Business Day” means any day from Monday to Friday (excluding legal holidays);

1.2.3	If an act or thing is required to be done within a specified period before a specified date, or not beyond that specified period, the period shall end at the time closest to that date;

1.2.4	If an act or thing is required to be done after a specified date, or within a specified period from that specified date, that period shall commence immediately after that date;

1.2.5	If an act or thing is required to be done within a specified period, that period shall end at the end of the last day of the period.

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1.3	In this Agreement, if any non-Hong Kong law terms are mentioned, they shall be interpreted based on the original intention of the parties and in accordance with the laws of Hong Kong, China.

1.4	The headings of the terms of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement and shall not limit the content or scope following the headings.

1.5	The Annex to this Agreement forms an integral part of this Agreement.

2	Scheme of This Transaction

2.1	Method of This Transaction

The parties agree to transfer 51% of the shares of the Target Company held by the Transferor to TAOPING HOLDINGS, subject to the other terms and conditions of this Agreement.

2.2	Price of This Transaction

2.2.1	All parties agree that the total price of the Target Company for This Transaction is U.S. dollars [1.53 million] after the negotiation.

2.2.2	The price may be partially adjusted after TAOPING HOLDINGS obtains the formal appraisal report issued by the appraisal agency. The adjustment method shall be determined by all parties after the negotiation.

2.2.3	The proportion of the transferred shares is 51% of the shares of the Target Company held by the Transferor.

3	Payment of the Share Transfer Price

3.1	TAOPING shall pay the share transfer consideration by issuing ordinary shares of TAOPING to the Transferor, and the issued ordinary shares of TAOPING may not be traded publicly for [6] months from the date of issuance under Rule 144 of the U.S. Securities Act of 1933, as amended. TAOPING shall issue a corresponding number of ordinary shares to the Transferor or its nominee within 10 business days after the satisfaction of following conditions, and the total number of ordinary shares to be issued is [144,204 shares] [the paid common shares of TAOPING = total price of the Target Company / (the average closing price of TAOPING on the NASDAQ market during the past five trading days prior to the signing date of this Agreement];

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(1)	Effectiveness of this Agreement;

(2)	The Transferor will transfer the Underlying Assets held to TAOPING HOLDINGS, change the register of shareholders and go to [Innovation, Science and Economic Development Canada] to complete the equity settlement.

(3)	The shares shall be issued in four installments. In the first installment, [28,841] shares shall be issued before March 31, 2022. In the second installment, [28,841] shares shall be issued before September 30, 2022. In the third installment, [43,261] shares shall be issued before March 31, 2023. In the fourth installment, [43,261] shall be issued before September 30, 2023.

(4)	The Transferor and the Target Company warrant that the net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING for the period from the Settlement Day to December 31, 2021 will be US dollars 306,000. The net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING for the period from January 1, 2022 to June 30, 2022 will be US dollars 306,000. The net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING for the period from July 1, 2022 to December 31, 2022 will be US dollars 459,000. The net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING for the period from January 1, 2023 to June 30, 2023 will be US dollars 459,000. They are respectively corresponding to the four periods of stock issue stipulated in the preceding paragraph. The Target Company which meets the above performance targets in accordance with the principle of progressive system has the right to require TAOPING to issue the corresponding number of shares in accordance with the agreed preceding paragraph. If the net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING in the current period meets the performance commitment in advance, TAOPING shall be obligated to issue shares to the Transferor in advance.

(5)	The principle of progressive system means that if the net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING in the current period does not meet the performance commitment in the current period, TAOPING has the right to delay the issuance of shares to the Transferor until the next period. Before issue of next period, if the net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING plus the consolidated after-tax net profit of last period meets the sum of the committed performance of the current period and last period, TAOPING shall issue the delayed unissued portion of shares together with the portion of the shares to be issued during the current period. If not, TAOPING has the right to postpone the issue of shares to the Transferor until the next period, provided, however, it is required that before issue of next period, the net profit (after tax) of the Target Company audited and consolidated into the financial statements of TAOPING plus the consolidated net profit (after-tax) of the current period and last period should meet the sum of the committed performance of the last, current, and next periods. If the Target Company meets the requirement, TAOPING shall issue to the Transferor in one lump sum the shares for two periods that have been delayed and the shares to be issued in the current period. The rest can be executed in the same manner until September 30, 2023.

(6)	According to the principle of the progressive system, TAOPING shall have the right to cancel the issuance of unissued shares, and the shares that have been issued shall remain valid from the Settlement Day until September 30, 2023.

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4	Conditions for Settlement

4.1	Prerequisites for Settlement

The acquisition of the Underlying Assets under this Agreement by the TAOPING HOLDINGS is subject to the fulfillment of the following conditions (TAOPING HOLDINGS has the right but not the obligation to waive one or more of the following conditions):

(1)	The representations, warranties and undertakings of the Transferor and the Target Company listed in Article 8 of this Agreement are true, accurate and complete as of the date of signing this Agreement and up to the Settlement Day;

(2)	When TAOPING HOLDINGS completes due diligence on the Target Company, the Transferor shall ensure that it has not conducted any accounting treatment other than necessary for normal business operations before the evaluation;

(3)	The Target Company, the Transferor and TAOPING HOLDINGS have completed all their respective internal approval procedures (including but not limited to obtaining the approval at the shareholders’ (general) meeting and/or of the board of directors) for the completion of the matters set forth in this Agreement and other definitive agreements, and the necessary local governmental approvals (if any) involved in This Transactions set forth under this Agreement and other definitive agreements have been obtained;

(4)	The Transferor shall issue a written document stating that no such arrangement as aforesaid exists and that no approval or consent to This Transaction of other third party is required, and a written undertaking to assume legal responsibility for any dispute relating to the interest of TAOPING HOLDINGS arising from the actual existence of the aforesaid arrangement.

(5)	TAOPING HOLDINGS has completed due diligence on the legal, financial, tax, technical and business (business investigation means TAOPING HOLDINGS’s visit to the Target Company’s customers accompanied by the Target Company and obtaining the approval of the customers) of the Target Company;

(6)	As of the signing date of this Agreement, there are no outstanding external guarantee documents or bank loan agreements of the Target Company.

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(7)	There has not been any material adverse effect on the assets, operation and management team of the Target Company from the date of signing of this Agreement to the Settlement Day.

(8)	The Transferor and the Target Company have performed and complied with the agreements, undertakings and obligations required to be performed or must be completed by them before the Settlement Day under this Agreement, and that no material default has occurred under this Agreement.

(9)	There are no valid prohibitions or similar laws or regulations that may prohibit or restrict any party from completing the transactions under this Agreement.

4.2	Best Efforts of All Parties

From the date of this Agreement until the Settlement Day, the Parties will cooperate fully and use their best efforts to cause each of the preconditions of settlement set forth in Article 4.1 to be satisfied as soon as possible through the influence exerted by or under the control of each of them.

5	Settlement of the Underlying Assets

5.1	The parties agree that the Transferor and the Target Company should go to (Innovation, Science and Economic Development Canada) to prepare a new register of shareholders and handle the equity settlement of This Transaction within ten (10) days after the agreement of This Transaction comes into force. All parties shall be jointly responsible for the relevant procedures. The Settlement Day shall be the date on which the Target Company prepares the new register of shareholders and handles the equity settlement of This Transaction in (Innovation, Science and Economic Development Canada).

5.2	From the Settlement Day, all rights and obligations based on the Underlying Assets shall be enjoyed and assumed by TAOPING HOLDINGS.

5.3	Both parties shall agree to endeavor to complete the settlement by [April] [23], 2021, or by [April] [30], 2021 at the latest.

6	Post-settlement Obligations

6.1	Post-settlement Obligations

The acquisition of the Underlying Assets under this Agreement by TAOPING HOLDINGS is subject to the satisfaction of the following post-settlement obligations within two (2) months after the Settlement Day (TAOPING HOLDINGS has the right but not the obligation to waive one or more of the following conditions):

(1)	The directors, supervisors, and senior executives of the Target Company shall be changed to the candidates designated by both parties through consultation and it is needed to go through alteration registration procedures. Necessary assistance and convenience shall be provided by the Transferor.

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(2)	If the Target Company has any payment due but not yet paid by [April] [30], 2021, the Transferor shall bear all liquidated damages, overdue fines and all other losses (including but not limited to litigation costs, preservation costs, attorney’s fees and compensation to be paid by the Target Company to the third party) arising from such payments.

6.2	Transferor’ Obligation of Confidentiality

The Transferor undertakes to strictly keep the secrets of TAOPING HOLDINGS and its related companies, the Target Company and its subsidiary companies, and not to disclose the trade secrets of TAOPING HOLDINGS and its related companies, the Target Company and its subsidiary companies that they know or possess.

6.3	Establishment of the Board of Directors of the Target Company

(1)	The Board of Directors of the Target Company after the Settlement Day shall consist of three members. Two of them should be appointed by TAOPING and one of them should be appointed by GENIE.

(2)	The appointment and dismissal of the General Manager must be agreed upon by all directors.

(3)	The Target Company shall not loan money to or make equity investments to any third party without the consent of all directors.

7	Attribution and Undertaking of Profit and Loss during This Transaction

7.1.	Subject to the completion of This Transaction, the Parties agree that the appraisal settlement period is from the base date of appraisal to [April] [30], 2021. A third-party professional appraisal agency hired by TAOPING HOLDINGS is responsible for appraising the net profit and loss of the Underlying Assets in the relevant period. During the appraisal settlement period, the profits are to be enjoyed by TAOPING HOLDINGS and the loss is to be borne by the Transferor.

7.2.	On the premise of the completion of This Transaction, from [March] [31], 2021 to the Settlement Day, the income and normal operating losses realized within the scope of the consolidated statement of the Underlying Assets (meaning the losses due to normal salary and wages, office, travel and other daily operating matters) shall be enjoyed or borne by the Transferor.

7.3.	As confirmed by both parties through negotiation, from [March] [31], 2021 to the Settlement Day, the Target Company’s natural wages and salaries, bonus, social insurance, accumulation fund, office fee, expense of travel on business, rent and other daily operational expenses are borne by the Transferor.

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8	Representations, Warranties and Undertakings of the Transferor

8.1.	Prior to the settlement of the Underlying Assets, the Transferor jointly makes the following representations and warranties:

(1)	The Transferor has all the rights and approvals required to enter into this Agreement and will not be prevented from entering into and performing this Agreement by other factors; the Transferor will not violate any provisions of any contract, agreement or charter binding on them by signing and performing this Agreement;

(2)	The Transferor have carefully reviewed and fully understood the terms and conditions of this Agreement before signing it, and will not request to revoke, terminate, cancel or change all or part of the terms and conditions of this Agreement or claim that all or part of the terms and conditions of this Agreement are invalid on the grounds that this Agreement is unfair or there is material misunderstanding;

(3)	The Transferor has complete and unrestricted rights to the shares transferred to TAOPING HOLDINGS. The shares are not subject to any pledge, seizure or freezing, judicial auction, escrow, trust or restriction of voting rights in accordance with the law and there is no dispute over ownership. If there is a dispute over the ownership of the underlying shares by the Transferor, the relevant legal consequences shall be borne by the Transferor;

(4)	The Target Company and its subsidiary companies are legally established and validly existing limited liability companies, and the establishment and operation of the relevant companies comply with the requirements of the local laws and regulations;

(5)	The Target Company and its subsidiary companies are not subject to revocation of business license, ordered to close down or revoked in accordance with the law or the Articles of Association, etc.;

(6)	The Target Company and its subsidiary companies have obtained approvals, registrations, filings, consents or other forms of permission necessary for the operation of their business in accordance with the relevant laws and regulations, and that there are no circumstances that would cause such approvals, permits, registrations, filings, consents or other forms of permission to lapse, be cancelled or not be renewed, etc.;

(7)	The business operation of the Target Company and its affiliated companies does not violate the laws and regulations of the country where the business is restricted or prohibited;

(8)	Within the foreseeable scope, the Target Company and its subsidiary companies will not enter into any circumstances that will lead to a material adverse effect such as a deterioration of its financial position or business condition, nor will they enter into any contract for the abnormal disposal of its assets or rights or have a transfer of assets and profits, unless otherwise agreed in this Agreement;

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(9)	The operation of the Target Company and its subsidiary companies does not infringe upon the rights of any third party, including but not limited to intellectual property rights and other rights; if the aforesaid infringement exists prior to This Transaction, the corresponding legal liability shall be borne by the Transferor;

(10)	All financial records of the Transferor during the period of management of the Target Company and its subsidiary companies are properly recorded in accordance with the relevant regulations and can accurately reflect the business conduct of the Target Company, and that such records are free from any major errors and omissions;

(11)	The Target Company and its subsidiary companies do not have any other investment and financing arrangements other than those disclosed in writing by the Target Company to TAOPING HOLDINGS;

(12)	All assets shown on the financial records of the Target Company and its subsidiary companies are owned by the Target Company and its subsidiary companies; and the Transferor confirms that such balance sheet and related ancillary documents include all assets and interests actually owned by the Target Company and its subsidiary companies and are all in the possession and control of the Target Company and its subsidiary companies;

(13)	The Target Company and its subsidiary companies enjoy full ownership of their respective assets (including intellectual property rights), and no security authority such as mortgage, pledge or lien has been set on them, and there is no situation or possibility of freezing, seizure or attachment, nor is there any situation or possibility of recourse to others for their rights;

(14)	The Target Company and its subsidiary companies have fulfilled the procedures for acquiring the assets and interests in accordance with the relevant requirements, paid the consideration and other expenses required to be paid, and also completed all necessary registration and other procedures;

(15)	All assets of the Target Company and its subsidiary companies are in normal condition;

(16)	The Target Company and its subsidiary companies have not made any guarantee for others;

(17)	The Target Company and its subsidiary companies have complied with the laws and regulations on industry and commerce, taxation, labor, social security, provident fund and other related aspects, and have not been penalized for any violation of the laws and regulations on industry and commerce, taxation, labor, social security and provident fund. In the event that the Target Company and its subsidiary companies are punished for violations of laws and regulations prior to the settlement of the target shares after the Settlement Day, the Transferor will be liable to the Target Company and its subsidiary companies for compensation or indemnification of losses;

(18)	There are no labor disputes or disputes between the Target Company and its subsidiary companies and its employees, and there are no outstanding share incentive matters of the Target Company and its subsidiary companies. Any matters such as employees’ claims for rights and recovery by the relevant authorities that may occur due to the failure of the Target Company and its subsidiary companies to comply with national and local labor and social security regulations prior to the Settlement Day shall be borne by the Transferor;

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(19)	There is no major or foreseeable litigation, arbitration, etc. of the Target Company and its subsidiary companies that have not been disclosed to TAOPING HOLDINGS prior to the Settlement Day;

(20)	The Target Company and its subsidiary companies comply with the relevant taxation laws and regulations and pay taxes in accordance with the law, and if the Target Company is pursued and punished by the taxation authorities after the Settlement Day due to any default in tax payment by the Target Company before the Settlement Day, the Transferor shall bear all losses such as the amount of the pursued portion, late payment fees and fines;

(21)	The receivables of the Target Company and its subsidiary companies have been legally recorded and audited;

(22)	The Target Company and its subsidiary companies have not infringed in any way the intellectual property rights of any entity in the course of operating their business, nor have they received any claim of infringement of rights in any form from any third party in respect of such intellectual property rights, the manufacture or sale of products containing such intellectual property rights, and such infringement, individually or in the aggregate, may have a material adverse effect. To the knowledge of the Target Company, there is no infringement by any third party of any Intellectual Property Rights owned by the Target Company and its subsidiary companies in any manner; and, neither the use of such Intellectual Property Rights nor the sale of products containing such Intellectual Property Rights by the Target Company and its subsidiary companies in their normal operations after the execution of this Agreement will infringe the Intellectual Property Rights of any entity; and the production and operations of the Target Company and its subsidiary companies will not in any respect be subject to any material adverse effect solely by reason of the use of such Intellectual Property Rights or the sale of products containing such Intellectual Property Rights;

(23)	The Target Company and its subsidiary companies have no other obligations and liabilities externally other than those already disclosed to TAOPING HOLDINGS in writing;

(24)	The information about the Target Company and its subsidiary companies provided by the Transferor to TAOPING HOLDINGS and its intermediary agencies is true, accurate and complete, that is, there are no false records, misleading statements and major omissions.

8.2.	The Transferor shall do its best to handle and assist TAOPING HOLDINGS and the Target Company to obtain all the approval and consent documents required for the effectiveness of this Agreement.

8.3.	The Transferor undertakes that it will bear all legal liabilities caused by the breach of the above-mentioned representations, warranties and undertakings and indemnify TAOPING HOLDINGS and the Target Company for any direct and indirect losses arising therefrom in accordance with the regulations of this Agreement and the provisions of laws and regulations.

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9	Representations, Warranties and Undertakings of TAOPING HOLDINGS

9.1.	TAOPING HOLDINGS is a limited liability company established and existing in accordance with the law, and can independently bear civil liabilities in its own name.

9.2.	It is the true intention of TAOPING HOLDINGS to sign and perform this Agreement. Before signing this Agreement, TAOPING HOLDINGS has carefully reviewed and fully understood the terms of this Agreement, and will not request to cancel, terminate, rescind or change all or part of the terms of this Agreement or claim that all or part of the terms of this Agreement are invalid on the grounds of obvious unfairness and major misunderstanding.

9.3.	In the process of negotiation and consultation for the signing of this Agreement, all information provided by TAOPING HOLDINGS to the Transferor is true, accurate and complete, and there are no false records, misleading statements or material omissions.

9.4.	TAOPING HOLDINGS will try its best to handle and assist in obtaining all approval and consent documents required for the effectiveness of this Agreement.

9.5.	TAOPING HOLDINGS undertakes to abide by the terms of this Agreement and will not engage in any act contrary to the purpose of this Agreement.

9.6.	TAOPING HOLDINGS undertakes to bear all legal liabilities arising from the violation of the above statements, guarantees and commitments in accordance with this Agreement and the provisions of laws and regulations, and to compensate for any losses caused to the Transferor.

10	Taxes and Fees

10.1	Unless otherwise agreed in this Agreement and a supplemental agreement, all costs related to the performance of this Agreement and the completion of This Transaction shall be borne by the party causing such costs to be incurred.

10.2	Each party shall pay its respective taxes payable as a result of the performance of its obligations under this Agreement in accordance with the provisions of relevant laws.

11	Termination and Cancellation of the Agreement

11.1.	TAOPING HOLDINGS or the Transferor shall have the right to unilaterally terminate this Agreement by written notice if one or more of the following circumstances occur:

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11.1.1.	The content and performance of this Agreement is terminated, revoked, or deemed invalid due to objections from government authorities, securities registration or trading authorities, and judicial institutions, or the important principle provisions of this Agreement cannot be performed so as to seriously affect the commercial purpose of TAOPING HOLDINGS or the Transferor at the time of signing this Agreement;

11.1.2.	If the competent governmental authorities expressly disagree with part of the terms of this Agreement and such part of the terms have a material impact on This Transaction;

11.1.3.	If there is a change in the laws, rules and regulations on which this Agreement relies which makes the main content of this Agreement illegal, or if either party to this Agreement is unable to perform its main obligations under this Agreement due to the policies or orders of the State;

11.1.4.	The material breach of TAOPING HOLDINGS or the Transferor may result in that This Transaction cannot be completed or the commercial objective of TAOPING HOLDINGS or the Transferor at the time of signing the Agreement is seriously affected.

11.2.	Prior to the completion date of This Transaction, the parties may terminate or cancel this Agreement in writing by mutual consent of the parties.

12	Confidentiality

12.1.	Each party shall be under a strict obligation of confidentiality with respect to information or documents related to This Transaction (except for information and documents that may be disclosed or divulged in accordance with the law).

12.2.	Without the prior written consent of the other parties to this Agreement, neither party shall disclose or reveal the above-mentioned information and documents in any way to a third party outside this Agreement, and each party shall take necessary measures to limit the persons who have knowledge or understanding of the above-mentioned information and documents to those who are engaged in This Transaction, and require the relevant persons to strictly comply with the provisions of this Article.

12.3.	The provision of relevant information and documents by each party to the intermediary for the purpose of entering into and performing this Agreement shall not be regarded as a disclosure of confidentiality.

13	Force Majeure

13.1.	Meaning of Force Majeure

“Force Majeure” means any event or circumstance that is not reasonably foreseeable, insurmountable and unavoidable by the affected party. Such force majeure events or circumstances include:

(1)	Natural disasters, such as earthquakes, tsunamis, floods, typhoons, hailstorms, fires, etc.;

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(2)	Governmental acts, such as expropriation, requisition, etc.;

(3)	Unusual social events, such as war, armed conflict, strike, riot, riot, etc.

13.2.	Notice

The party to this Agreement affected by a force majeure event shall notify the other parties to this Agreement of the occurrence of the force majeure event in writing without delay, or immediately after the communication is restored in the event of a communication breakdown.

13.3.	Written Certification

The party affected by the force majeure event shall provide, within five business days from the date of the force majeure event (in the event of a communication interruption, the five business day period shall be calculated from the time when the communication is restored), written proof of the occurrence of the force majeure events issued by the government or notary public of the place where the force majeure events occurred to prove the details of the force majeure events, the impossibility or partial impossibility of performance of the Agreement and the impact of the force majeure on the performance of its obligations under the Agreement.

13.4.	Liability Exemption

If a party to this Agreement is unable to perform its obligations under this Agreement in whole or in part as a result of a force majeure event, that party shall be released from liability for breach of contract to the extent affected.

14	Responsibility for Breach of Contract

14.1.	If any party fails to perform its obligations under this Agreement or the representations or warranties made are inconsistent with the facts, that party shall be deemed a breach of contract. The breaching party shall be liable to the observant party in accordance with the provisions of this Agreement and the law, i.e., the breaching party shall compensate the observant party for direct or indirect losses and expenses caused to the observant party by its breach (including all expenses and costs to for compensation, including and not limited to: fees of intermediaries engaged in This Transaction, attorneys’ fees, case acceptance fees, property preservation fees, appraisal fees, enforcement fees, etc.). If each party breaches the contract, each party shall bear the corresponding responsibility arising from its breach.

14.2.	If TAOPING HOLDINGS breaches the representations, guarantees and commitments made by itself, the Transferor shall have the right to terminate this Agreement and request TAOPING HOLDINGS to pay liquidated damages of USD 100,000, and if the aforesaid liquidated damages are insufficient to compensate for the losses caused to the observant party, the breaching party shall also compensate for the shortfall.

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14.3.	In case that the Transferor fails to disclose as required by TAOPING HOLDINGS or intentionally conceals material adverse effects of any relevant laws and regulations of the Target Company, or breaches the representations, warranties and undertakings of the Transferor, or the willingness of the Transferor results in that this Agreement cannot be actually performed and TAOPING HOLDINGS cannot obtain the asset rights, TAOPING HOLDINGS has the right to terminate this Agreement and require the Transferor to pay liquidated damages of USD [100,000]. If the above liquidated damages are not equivalent to the loss of TAOPING HOLDINGS, the Transferor shall compensate for the insufficient part.

14.4.	If any party proposes to cancel or terminate this Agreement without any reason as of the date of signing this Agreement, it shall pay the observant party a liquidated damages of [100] thousand Yuan. If the aforesaid liquidated damages are not sufficient to compensate for the losses caused to the observant party, the breaching party shall also compensate for the shortfall.

15	Applicable Law and Dispute Resolution

15.1.	The conclusion and performance of this Agreement are governed by the laws and regulations of Hong Kong, British Virgin Islands and Canada. In case of any conflict between the laws and regulations of the three jurisdictions, the laws and regulations of Hong Kong, China shall prevail.

15.2.	Disputes between the parties arising from the conclusion and performance of this Agreement shall first be resolved through friendly negotiation. If no settlement can be reached through negotiation, either party may apply to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration, and the arbitration result is binding on either party.

16	Notice and Service

16.1.	All notices and demands required to be given or served under this Agreement shall be in writing and sent to the party concerned by prepaid express mail, facsimile, e-mail or personal delivery.

16.2.	Every notice or demand given or served under this Agreement shall be deemed to have been received by the notified party or served party as of the time:

(1)	If sent by prepaid express mail, the day after the day of posting;

(2)	If delivered by personal delivery, at the time of delivery;

(3)	If sent by facsimile, at the time when the facsimile machine records the completion of transmission;

(4)	If sent by e-mail, at the time when the sender’s computer records the completion of sending.

16.3.	The provisions of the above clause do not exclude any other means of communication permitted by law.

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16.4.	The designated contact person, mailing address and contact information of the parties to this Agreement are as follows:

TAOPING HOLDINGS LIMITED

Address: F/18-B, Tower of Zhuzilin Education and Technology Building, Xiangmihu Street, Futian District, Shenzhen

Postal Code: [518040]

Contact person [Yong Du]

Tel. [+86 13510818257]

GENIE GLOBAL LIMITED,

Address: [UNIT 511 SINCERE BLDG 83 ARGYLE ST MONGKOK KOWLOON, HongKong]

Postcode: [NA]

Contact person: [Cho Kwai Shun]

Tel. [+852 6576 6213]

16.5.	Any party that changes its mailing address, contact information, or designated contact person shall notify the other parties in writing within 48 hours of the change. If no notice of such change is received, the notice at the above address shall be deemed to be delivered.

17	Supplementary Provisions

17.1	This Agreement is the acquisition agreement of This Transaction. The relevant documents of the equity transfer agreement signed by the Transferor and TAOPING HOLDINGS during the settlement procedures of This Transaction shall be based on the regulations of this Agreement and shall not conflict with the content of this Agreement. If the relevant equity transfer documents signed at that time are inconsistent with the contents of this Agreement, the contents of this Agreement shall prevail.

17.2	The terms “above” and “below” used ahead of a number in this Agreement shall include the number itself.

17.3	Waiver of Rights

The waiver of one of the rights herein by one party shall not be deemed to be a waiver of the other rights herein; the failure of a party to exercise or delay in exercising any of its rights herein shall not constitute a waiver of the foregoing and shall not affect the continued exercise of its rights; any single or partial exercise of its rights herein shall not preclude the exercise of the remainder of its rights, nor shall it preclude the exercise of its other rights.

17.4	Annex

The annex to this Agreement is an integral part of this Agreement and shall have the same effect as this Agreement.

17.5	Copies

This Agreement is made in quadruplicate, with each held by TAOPING HOLDINGS, TAOPING, the Transferor and the Target Company.

17.6	Effectiveness of the Agreement

This Agreement is signed by each party, signed by the legal representatives of each party or their authorized representatives and sealed with their respective official seals.

(No text below)

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(This page has no text and is the signature and seal page of the Share Acquisition Agreement)

Acquirer:

TAOPING HOLDINGS LIMITED (seal)

Legal representative (signature): ______________

TAOPING INC. (seal)

Legal representative (signature): ______________

Transferor:

GENIE GLOBAL LIMITED (seal)

Legal representative (signature): ______________

Target Company:

Render Lake Tech Ltd. (seal)

Legal representative (signature): ______________

Date of Signing: March 29, 2021

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